Exhibit 10.2

Employment Offer

THIS Offer (the “Offer”) made as of the 16th day of May 2006 by and between VARSITY GROUP INC., a Delaware corporation (the “Company”), and James M. Craig (the “Executive”).

The Executive has been offered a position by the Company as the Chief Financial Officer, Varsity Group, Inc.

The Company desires to set forth the nature and amount of compensation and other benefits to be provided to the Executive and any of the rights of the Executive in the event of his termination of employment with the Company. The Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided.

In order to effect the foregoing, the Company and the Executive wish to enter into an Agreement under the terms and conditions set forth below. Accordingly, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

2. Term. The term of Executive’s employment under Section 1 will commence on the date (the “Commencement Date”) May 16, 2006. The employment commencement date further sets forth the termination of any prior consulting agreements.

3. Position and Duties. The Executive shall serve as Chief Financial Officer, Varsity Group, Inc., reporting to Company’s Chief Executive Officer (the “CEO”) and shall have responsibility for the development of the Financial Operations of Varsity Group working together with the Board of Directors and entire executive team as well as all other duties that are consistent with a public company CFO.

4. Place of Performance. The Executive shall report to the current headquarters of the Company. The Executive will be required to provide weekly, monthly financial reports to the CEO as well as any other reports that may be requested by the Board of Directors or the Chairman of the Audit Committee. The CFO will further set a goal for rapid development of real time on-line operating information available to appropriate executives throughout the company.

5. At-Will Employment. The parties agree that the Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. The Executive understands and agrees that neither the Executive’s job performance nor promotions, commendations, commissions, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the Executive’s employment with the Company.

6. Compensation and Related Matters.

(a) Base Salary. Commencing on the Commencement Date, the Company shall pay to the Executive a salary at a rate of not less than Two Hundred Ten Thousand Dollars ($210,000) per annum in equal installments as nearly as practicable on the normal payroll periods for employees of the Company generally (the “Base Salary”). The Base Salary may be increased from time to time and, if so increased, shall not thereafter be decreased during the term of this Agreement.

(b) Bonus. The CEO, in conjunction with the Board of Directors will establish appropriate bonus goals and objectives which will serve as the basis for the determination of a Bonus of up to 30% to be paid by the Company on an annual basis.

(c) Stock Options. In connection with the commencement of your employment, the Company the Board of Directors will grant you an option to purchase 100,000 shares of the Company’s Common Stock (“Shares”). These option shares will vest over five years monthly. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Second Amended and Restated 1998 Stock Option Plan and the Stock Option Agreement between you and the Company. [See Appendix B: Incentive Stock Option Agreement] The CEO and the Board of Directors will review your option compensation annually and may recommend to the Board of Directors a grant of additional options to purchase shares based upon your performance and the performance of the company over the prior year and or future projections.

(d) Expenses. During the term of the Executive’s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in performing services hereunder, in each case with the prior approval of the CEO, including all expenses of mobile phone, travel, entertainment and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(e) Benefits. During the Term, the Executive shall be entitled to participate in employee benefit plans, 401-K and such other programs the Company may offer or to be amended from time to time, which are applicable to the senior officers of the Company.

7. Termination and Definitions.

(a) Company obligations upon Termination: Upon termination of the Executive’s employment, the Executive (or the Executive’s estate) shall be entitled to receive the sum of the Executive’s Base Salary through the date of termination not theretofore paid, any Commission earned through the date of termination, any expenses owed to the Executive under Section 6(c), and any amount accrued and arising from the Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements under Section 6(d), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and such other or additional benefits as may be, or become, due to him under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and its subsidiaries.

(b) Termination by the Company for Cause or by the Executive for any reason. If the Executive’s employment shall terminate by the Company for “Cause” (as defined below) or by the Executive for any reason (including death or disability), the Executive shall not be entitled to any severance payment or benefits (other than as required by law or expressly provided for under any benefit plan).

(c) Termination by the Company without Cause. If the Executive’s employment shall terminate by the Company without Cause (which shall not include termination due to the Executive’s Disability), the Company shall, subject to the Executive signing and not revoking a release of claims in the form provided to the Executive by the Company at the time of termination, pay to the Executive an amount equal to the Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment hereunder for a period of six months following the date of termination.

(d) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto.

(e) Definitions

(i) For purposes of this Agreement, termination “for Cause” shall arise where termination results from (A) conviction of, or the pleading of nolo contendere to, a felony; (B) a material breach of this Agreement which materially and adversely affects the Company’s business and operations; (C) solicitation by the Executive of other Company employees, customers or contractors to provide consulting or fee-based work to the Executive in connection with any outside business run by the Executive; (D) the failure of Executive for any reason, within twenty (20) days after receipt by Executive of written notice thereof from the Company, to correct, cease or otherwise alter any failure to comply with instructions or other action or omission to act which will materially or adversely affect its business or operations.

(ii) For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(iii) For purposes of this Agreement, “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan.

8. Non Compete; Non Solicitation. During the period commencing on the Commencement Date, and during the one (1) year following the date of the Executive’s termination or resignation (other than a termination by the Company without Cause), the Executive agrees that, without the prior written consent of the Company or its successors (i) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, partner, or employee or in any other capacity, carry on, be engaged in any Competing Business (provided that nothing in this Section 8 shall prohibit the ownership of less than one percent (1%) of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or listed with the Nasdaq Stock Market), and (ii) he shall not, on his own behalf or on behalf of any person or company, directly or indirectly, communicate with any person who is employed by the Company and/or its subsidiaries, affiliates or successors at any time in order to encourage, solicit or suggest that such person terminate his or her employment with the Company, or to solicit or offer employment to such person. For purposes of this Section 8, a “Competing Business” shall mean a business that is planning or operating a company whose business is marketing, distributing, servicing and selling to or on behalf of public or private schools such items as school uniforms and related accessories and equipment or textbooks or other educational supplies, accessories, equipment or services in any market served by the Company at the time of such termination, including through web portals.

9. Successors; Binding Agreement.

(a) Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

10. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

11. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

12. Confidentiality of Terms. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, as follows:

[James M. Craig]

or if to the Company, as follows:

Varsity Group Inc.

1300 19th Street, NW

Suite 800

Washington, DC 20036

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. Prior Agreement. All prior agreements or understandings, whether written or unwritten, between the Company and the Executive with respect to the employment of the Executive are hereby superseded and terminated effective as of the date hereof and shall be without further force or effect.

15. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the District of Columbia.

16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

18. Non-Exclusivity. Except as may otherwise be specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any other plan, policy, practice, or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the date of his termination of employment shall be payable in accordance with the terms of each such plan, policy, practice, program, contract, or agreement, as the case may be, except as explicitly modified by this Agreement.

19. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer.

20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

21. Expiration. If not fully executed by the parties on or before May 9th, 2006 this Offer will expire.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

VARSITY GROUP INC.:

Signature:	/s/ Mark Thimmig
Name:	Mark Thimmig
Title:	Chief Executive Officer
Date:	May 10, 2006

EXECUTIVE:

Signature:	/s/ James M. Craig
Name:	James M. Craig
Title:
Date:	May 10, 2006

(Signature Page to James M. Craig Offer Letter)